Free Writing Prospectus pursuant to Rule 433 dated July 22, 2024 / Registration Statement No. 333-269296

STRUCTURED INVESTMENTS

Opportunities in U.S. Equities

GS Finance Corp.

Callable Notes Based on the Value of the S&P 500® Index due August 5, 2027

The notes are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc.

You should read the accompanying preliminary pricing supplement dated July 22, 2024, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

KEY TERMS
Issuer / Guarantor:	GS Finance Corp. / The Goldman Sachs Group, Inc.	Call payment dates	Call premium amount
Underlying index:	S&P 500® Index (Bloomberg Symbol “SPX Index”)	August 5, 2025	at least 7.00%
Pricing date:	expected to price on or about July 31, 2024	November 5, 2025	at least 8.75%
Original issue date:	expected to be August 5, 2024	February 5, 2026	at least 10.50%
Call payment dates:	as set forth under “Call payment dates” below	May 5, 2026	at least 12.25%
Valuation date:	expected to be August 2, 2027	August 5, 2026	at least 14.00%
Stated maturity date:	expected to be August 5, 2027	November 5, 2026	at least 15.75%
Early redemption right:

we have the right to redeem your notes at our discretion, in whole but not in part, on each call payment date for an amount in cash for each $1,000 of the outstanding principal amount equal to the sum of (i) $1,000 plus (ii) the product of $1,000 times the applicable call premium amount, subject to at least three business days’ prior notice. No payments will be made after the notes have been redeemed.

		February 4, 2027	at least 17.50%
		May 5, 2027	at least 19.25%

		Hypothetical Payment Amount At Maturity
		The Notes Have Not Been Redeemed
		Hypothetical Final Index Value (as Percentage of Initial Index Value)	Hypothetical Final Index Value (as Percentage of Initial Index Value)

Payment at maturity:

Subject to our early redemption right, for each $1,000 principal amount of your notes, we will pay you an amount in cash equal to:

$1,000 + supplemental payment

In no event will the payment at maturity be less than the stated principal amount.

		150.000%	150.000%
		125.000%	125.000%
		110.000%	110.000%
		105.000%	105.000%
		100.000%	100.000%
Supplemental payment:	$1,000 × the index percent change, provided that in no event will the supplemental payment be less than $0	90.000%	100.000%
		75.000%	100.000%
Initial index value:	the index closing value on the pricing date	50.000%	100.000%
Final index value:	the index closing value on the valuation date	25.000%	100.000%
Call premium amount:	with respect to any call payment date, the applicable call premium amount set forth under “Call premium amount” below	0.000%	100.000%

Index percent change:	(final index value - initial index value) / initial index value
CUSIP / ISIN:	40058EBQ8 / US40058EBQ89
Estimated value range:	$905 to $965 (which is less than the original issue price; see the accompanying preliminary pricing supplement)

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying index (including historical index closing values), the terms of the notes and certain risks.

About Your Notes

The amount that you will be paid on your notes is based on the performance of the S&P 500® Index.

We may redeem your notes at our discretion, at 100% of their principal amount plus an amount equal to the product of $1,000 times the applicable call premium amount, on any call payment date commencing on August 5, 2025 and ending on May 5, 2027. No payments will be made after the call payment date.

At maturity, if not previously redeemed, if the final index value (the index closing value on the valuation date) is greater than the initial index value (set on the pricing date), the return on your notes will be positive and equal to the index percent change (the percentage change in the final index value from the initial index value). If the final index value is equal to or less than the initial index value, you will receive the principal amount of your notes, without any positive return.

The notes are for investors who are willing to forgo interest payments for the potential to earn (i) a return of between at least 7.00% and at least 19.25%, depending on if and when their notes are redeemed, or (ii) a return equal to any positive return of the underlying index if their notes are not redeemed, without participating in any negative return of the underlying index.

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, underlier supplement no. 40, general terms supplement no. 8,999 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, underlier supplement no. 40, general terms supplement no. 8,999 and preliminary pricing supplement and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, underlier supplement no. 40, general terms supplement no. 8,999 and preliminary pricing supplement if you so request by calling (212) 357-4612.

The notes are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

•
Preliminary pricing supplement dated July 22, 2024
•
General terms supplement no. 8,999 dated February 13, 2023
•
Underlier supplement no. 40 dated June 24, 2024
•
Prospectus supplement dated February 13, 2023
•
Prospectus dated February 13, 2023

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying index (including historical index closing values), the terms of the notes and certain risks.

RISK FACTORS

An investment in the notes is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying general terms supplement no. 8,999, accompanying underlier supplement no. 40, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of certain risk factors discussed in such documents. In addition to the below, you should read in full “Risk Factors” in the accompanying preliminary pricing supplement, “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 8,999, “Additional Risk Factors Specific to the Securities” in the accompanying underlier supplement no. 40, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus. Your notes are a riskier investment than ordinary debt notes. Also, your notes are not equivalent to investing directly in the underlying index stocks, i.e., the stocks comprising the underlying index to which your notes are linked. You should carefully consider whether the offered notes are appropriate given your particular circumstances.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
You May Receive Only the Stated Principal Amount of Your Notes at Maturity
▪
The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor
▪
We Are Able to Redeem Your Notes at Our Option
▪
The Amount You Will Receive on a Call Payment Date Will Be Capped and Does Note Reflect the Actual Performance of the Underlying Index
▪
Your Notes Do Not Bear Interest
▪
The Return on Your Notes Will Not Reflect Any Dividends Paid on the Underlying Index Stocks
▪
The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes
▪
The Amount Payable on Your Notes Is Not Linked to the Value of the Underlying Index at Any Time Other than the Valuation Date
▪
The Market Value of Your Notes May Be Influenced By Many Unpredictable Factors
▪
Your Notes May Not Have an Active Trading Market
▪
If the Value of the Underlying Index Changes, the Market Value of Your Notes May Not Change in the Same Manner
▪
Investing in the Notes Is Not Equivalent to Investing in the Underlying Index; You Have No Shareholder Rights or Rights to Receive Any Underlying Index Stock
▪
We May Sell an Additional Aggregate Stated Principal Amount of the Notes at a Different Issue Price
▪
If You Purchase Your Notes at a Premium to Stated Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Stated Principal Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected

Risks Related to the Conflicts of Interest

▪
Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes
▪
Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the Notes
▪
Other Investors May Not Have the Same Interests as You

Additional Risks Related to the Underlying Index

▪
The Policies of the Underlying Index Publisher and Changes That Affect the Underlying Index or the Underlying Index Stocks Comprising the Underlying Index Could Affect the Payment at Maturity and the Market Value of the Notes

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying index (including historical index closing values), the terms of the notes and certain risks.

Risks Related to Tax

▪
Your Notes Will Be Treated as Debt Instruments Subject to Special Rules Governing Contingent Payment Debt Instruments for U.S. Federal Income Tax Purposes
▪
Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

The following risk factors are discussed in greater detail in the accompanying general terms supplement no. 8,999:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
Past Performance is No Guide to Future Performance
▪
The Calculation Agent Will Have the Authority to Make Determinations That Could Affect the Market Value of Your Notes, When Your Notes Mature and the Amount, If Any, Payable on Your Notes
▪
The Calculation Agent Can Postpone the Determination Date, Averaging Date, Call Observation Date or Coupon Observation Date If a Market Disruption Event or Non-Trading Day Occurs or Is Continuing

Risks Related to Conflicts of Interest

▪
Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes
▪
You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes
▪
Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Sponsors of the Underlier or Underliers or Constituent Indices, As Applicable, the Investment Advisors of the Underlier or Underliers, As Applicable, or the Issuers of the Underlier or the Underlier Stocks or Other Entities That Are Involved in the Transaction
▪
The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties

Risks Related to Tax

▪
Your Notes Will Be Treated as Debt Instruments Subject to Special Rules Governing Contingent Payment Debt Instruments for U.S. Federal Income Tax Purposes
▪
Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

The following risk factor is discussed in greater detail in the accompanying underlier supplement no. 40:

Additional Risks Relating to Securities Linked to Underliers that are Equity Indices

▪
If Your Securities Are Linked to an Equity Index, Except to the Extent The Goldman Sachs Group, Inc. Is One of the Companies Whose Common Stock Comprises the Applicable Underlier, and Except to the Extent That We or Our Affiliates May Currently or in the Future Own Securities of, or Engage in Business With, the Applicable Underlier Sponsor or the Issuers of the Underlier Stocks, There Is No Affiliation Between the Issuers of the Underlier Stocks or Such Underlier Sponsor and Us

The following risk factors are discussed in greater detail in the accompanying prospectus supplement:

▪
The Return on Indexed Notes May Be Below the Return on Similar Notes
▪
The Issuer of a Security or Currency That Serves as an Index Could Take Actions That May Adversely Affect an Indexed Note
▪
An Indexed Note May Be Linked to a Volatile Index, Which May Adversely Affect Your Investment
▪
An Index to Which a Note Is Linked Could Be Changed or Become Unavailable

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying index (including historical index closing values), the terms of the notes and certain risks.

▪
We May Engage in Hedging Activities that Could Adversely Affect an Indexed Note
▪
Information About an Index or Indices May Not Be Indicative of Future Performance
▪
We May Have Conflicts of Interest Regarding an Indexed Note

The following risk factors are discussed in greater detail in the accompanying prospectus:

▪
Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements
▪
The application of regulatory resolution strategies could increase the risk of loss for holders of our notes in the event of the resolution of Group Inc.
▪
The application of Group Inc.’s proposed resolution strategy could result in greater losses for Group Inc.’s security holders

For details about the license agreement between the underlying index publisher and the issuer, see “The Underliers – S&P 500® Index” on page S-118 of the accompanying underlier supplement no. 40.

TAX CONSIDERATIONS

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Supplemental Discussion of U.S. Federal Income Tax Consequences” concerning the U.S. federal income tax consequences of an investment in the notes, and you should consult your tax advisor.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying index (including historical index closing values), the terms of the notes and certain risks.